Exhibit 99.2

BMC STOCK HOLDINGS, INC. ANNOUNCES COMMENCEMENT OF PUBLIC

OFFERING BY SELLING STOCKHOLDERS

Atlanta, GA – May 16, 2016 – BMC Stock Holdings, Inc. (NASDAQ: STCK) (“BMC Stock”) announced today the commencement of a public offering of 5,700,000 shares of its common stock by certain stockholders, including affiliates of The Gores Group, LLC, affiliates of Davidson Kempner Capital Management LP, and affiliates of Robotti & Company Advisors, LLC pursuant to a prospectus supplement filed with the Securities and Exchange Commission (the “Commission”). BMC Stock will grant the underwriters a 30-day option to purchase up to an additional 855,000 shares of common stock. BMC Stock will only receive proceeds from the offering if the underwriters exercise such option.

Barclays Capital Inc. and Credit Suisse Securities (USA) LLC are serving as representatives of the underwriters and joint book-running managers for the offering. Goldman, Sachs & Co., RBC Capital Markets, LLC and Robert W. Baird & Co. Incorporated are also serving as joint book-running managers for the offering. Stephens, Inc. and SunTrust Robinson Humphrey, Inc. are serving as co-managers for the offering. The offering will be made only by means of a prospectus. Copies of the preliminary prospectus related to the offering may be obtained from: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 888-603-5847, email: barclaysprospectus@broadridge.com; or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, telephone: 800-221-1037, e-mail: newyork.prospectus@credit-suisse.com.

The registration statement relating to these securities was filed with the Commission on May 16, 2016. Copies of the registration statement and prospectus supplement can be accessed through the Commission’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BMC Stock Holdings, Inc.

Headquartered in Atlanta, Georgia, BMC Stock is one of the nation’s leading providers of diversified building products and services to professional builders and contractors in the residential housing market. BMC Stock’s comprehensive portfolio of products and services spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management services and an innovative eBusiness platform capable of supporting all of the Company’s customers’ needs. BMC Stock serves 42 metropolitan areas across 17 states, principally in the fast-growing South and West regions.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the offering of common stock will be effected or the terms upon which it will be consummated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact

BMC Stock Holdings, Inc.

Mark Necaise

(919) 431-1021